Exhibit 10.1

2012 RESTRICTED STOCK AWARD AGREEMENT

We are pleased to advise you that the Board of Directors of Office Depot, Inc. (the “Company”) has as of May 7, 2012 (the “Grant Date”) granted you a restricted stock award pursuant to the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this 2012 Restricted Stock Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Restricted Stock

You have been granted 500,000 shares of the Company’s common stock (“Common Stock”) subject to the restrictions contained in the Plan and this Agreement (the “Restricted Shares”).

2.	Vesting

a.	Normal Vesting – The Restricted Shares will vest in two equal installments (rounded down to the next highest whole number of Restricted Shares, as necessary) on each of December 31, 2012 and April 30, 2014; provided that, you are continuously employed by the Company or any Subsidiary from the Grant Date until each such vesting date (the “Vesting Period”).

b.	Effect on Vesting of Employment Termination – Notwithstanding paragraph 2(a) above, the following rules will apply if your employment with the Company and its Subsidiaries terminates before you have vested in the Restricted Shares:

i)	Death or Disability. If you terminate employment with the Company and its Subsidiaries due to death or Disability, the Restricted Shares will vest (to the extent they have not previously vested) on the date of your employment termination. For this purpose, you will be considered “Disabled” if you have been determined to be eligible to commence benefits under the Company’s long-term disability program; the effective date of your Disabled status will be the later of the date on which such determination is made or the date as of which you are determined to be eligible to commence such benefits. Your Disabled status must become effective under the preceding sentence prior to the date on which the Restricted Shares would otherwise be forfeited for failure to vest in order to be recognized under this Agreement. This definition of “Disability” applies in lieu of the definition set out in the Plan.

ii)	Termination without Cause; Termination for Good Reason. If (x) your employment with the Company and its Subsidiaries is terminated by the Company without Cause or (y) you terminate your employment for Good

6600 North Military Trail	Boca Raton, FL 33496–2434	T + 561.438.4800

Reason, then the Restricted Shares will vest (to the extent they have not previously vested) on the date of such employment termination. As used herein, the term “Cause” shall mean “good cause”, as defined in your Employment Agreement with the Company dated May 23, 2011. Additionally, as used herein, the term “Good Reason” shall mean “Good Reason”, as defined in your Change in Control Agreement with the Company dated May 23, 2011 (the “CIC Agreement”); provided, however, that for purposes of the “Good Reason” definition under this Agreement, the references to “Effective Date” within Section 5(c)(iii) of the CIC Agreement (regarding a material change in office or location) and within Section 4(b)(i) (regarding annual base salary) and Sections 4(b)(iii)-(viii) of the CIC Agreement (regarding certain benefit arrangements and expense reimbursement rights) shall be deemed to refer to the date of this Agreement, and the references to “Employment Period” within such Sections shall be deemed to refer to the period of your employment with the Company and its Subsidiaries; provided further that (x) for purposes of your ability to terminate for “Good Reason” under this Agreement due to the Company’s material failure to comply with Section 4(b)(ii) of the CIC Agreement (regarding annual bonuses), the terms “Effective Date” and “Employment Period” as used in such Section 4(b)(ii) of the CIC Agreement shall apply as defined in the CIC Agreement and (y) for purposes of your ability to terminate for “Good Reason” under this Agreement due to the Company’s material failure to comply with Section 4(b)(iii) of the CIC Agreement (regarding incentive, savings and retirement plans), any measurement of your future incentive opportunities as compared to prior long-term incentive grants shall be made without regard to the Restricted Shares that were granted pursuant to this Agreement.

iii)	Termination of Employment. Except as provided otherwise in paragraphs 2(b)(i) or (ii) above due to your termination for death or Disability, without Cause or for Good Reason, upon any other termination of your employment with the Company and its Subsidiaries you will immediately forfeit all of the Restricted Shares that are not vested on the date of such termination of employment.

c.	No Other Special Vesting Rights – The provisions of the Plan with respect to accelerated vesting in the event of Retirement or upon a Change in Control (Sections 10.5(iii), 10.6 and 10.11 of the Plan) do not apply to the Restricted Shares. However, to the extent your Restricted Shares remain outstanding and unvested following the occurrence of a Change in Control, you shall remain eligible to vest in such Restricted Shares upon the earlier of the scheduled vesting dates or the occurrence of your termination of employment due to death, Disability, a termination without Cause or a termination for Good Reason, in each case, as set forth above.

3.	Treatment of Restricted Shares During Vesting Period and Registration

a.	Registration of Shares – The Restricted Shares shall be registered on the Company’s books in your name as of the Grant Date. The Company may issue stock certificates or evidence your interest by using a book entry account. Physical possession or custody of any stock certificates that are issued may be retained by the Company until such time as the Restricted Shares are vested in accordance with Section 2. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

b.	Voting – During the Vesting Period, while you are employed by the Company or any Subsidiary, you will have the right to vote the Restricted Shares. If your Restricted Shares are forfeited at any time during the Vesting Period, you will cease to have any rights with respect to such forfeited shares.

c.	Dividends – During the Vesting Period, while you are employed by the Company or any Subsidiary, you will have the right to receive any dividends on your Restricted Shares. If any dividends are paid or other distributions are made on the Restricted Shares during the Vesting Period, such dividends and other distributions shall be paid in the same proportion on the Restricted Shares to the Company for your account and paid to you, without interest, within 30 days after the date on which the corresponding Restricted Shares vest. You will forfeit automatically any dividends and other distributions on the Restricted Shares held by the Company for your account to the extent that you forfeit the corresponding Restricted Shares.

d.	Release of Restrictions – As soon as practicable after all or a portion of your Restricted Shares vest under Section 2 above, the Company will issue to you a certificate or certificates for (or evidence in book entry or similar account) shares of Common Stock equal to the number of Restricted Shares that became vested under Section 2 above. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

4.	No Section 83(b) Election

The grant of the Restricted Shares to you is conditioned upon you not making an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Restricted Shares. By acknowledging this Agreement through the Plan website, you agree not to make an election under Code section 83(b) with respect to the Restricted Shares.

5.	Transferability of Restricted Shares

The Restricted Shares may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

6.	Conformity with Plan

The Restricted Shares are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that the Restricted Shares shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement through the Plan website, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Senior Manager, Executive Compensation & International Compensation and Benefits.

7.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to the grant of the Restricted Shares is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.

8.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

The Restricted Shares are also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation agreement that you were required to sign as a condition of your employment with the Company.

9.	Section 409A

It is intended, and this Agreement shall be construed, so that the Restricted Shares shall be exempt from Code section 409A. However, to the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code section 409A and the Department of Treasury regulations and other guidance thereunder, (i) any provisions of this Agreement that provide for payment of such compensation that is triggered by your separation from service shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h), and (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such separation from service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation shall be paid to you six months following the date of such separation from service (provided, however, that if you die after the date of your separation from service, this six month delay shall not apply). You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

10.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of the Restricted Shares shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

11.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Restricted Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Restricted Shares as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of the Restricted Shares that are then subject to restrictions as provided herein.

12.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, HRIM & HR Services

6600 North Military Trail

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

13.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

14.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement online through the Plan website, you accept the Restricted Shares in full satisfaction of any and all obligations of the Company to grant equity compensation awards to you as of the date hereof.

15.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

16.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please log on to the Plan website, and follow the online instructions for acknowledging the Restricted Shares.

Very truly yours,
OFFICE DEPOT, INC.
By:	/s/ Michael R. Allison
Name:	Michael R. Allison
Title:	Executive Vice President, Human Resources